Exhibit 1.1

EXECUTION COPY

Tiberius Acquisition Corporation
3601 N. Interstate 10 Service Rd. W.
Metairie, LA 70002, U.S.A.

October 10, 2019

Cantor Fitzgerald & Co.
499 Park Avenue
New York, New York 10022

Re:	Amendment to Underwriting Agreement

Gentlemen:

Reference is hereby made to that certain Underwriting Agreement, dated as of March 15, 2018 (the “Underwriting Agreement”), by and between Tiberius Acquisition Corporation, a Delaware corporation (including any successor entity, the “Company”), and Cantor Fitzgerald & Co. (“Cantor”) and the other underwriters named therein (together with Cantor, the “Underwriters”).  Capitalized terms used but not otherwise defined in this amendment to the Underwriting Agreement (this “Amendment”) shall have the meanings ascribed to such terms in the Underwriting Agreement.

In consideration of the mutual promises and agreements contained in this Amendment, and for other good and valuable consideration, the sufficiency and adequacy of which is hereby acknowledged, the undersigned hereby agree as follows:

1.          Amendment Regarding Payment of Deferred Underwriting Commission.  The undersigned parties hereby agree that in the event that the Company consummates its Business Combination with International General Insurance Holdings Ltd., a company organized under the laws of the Dubai International Financial Centre (the “IGI”), as contemplated by that certain Business Combination Agreement, dated as of October 10, 2019 (the “BCA”), by and among the Company, IGI and the other parties named therein (and such Business Combination, the “IGI Transaction”), and the Company would upon the consummation of such IGI Transaction (the “IGI Closing”), based on the good faith reasonable belief of the Company as of the date of the delivery of the Share Notice (as defined below), otherwise have less than one hundred million U.S. Dollars ($100,000,000) in cash and cash equivalents, including without limitation funds in the Trust Account, any proceeds from any equity private placements, and any cash or cash equivalents available pursuant to backstops or similar commitments and/or forward purchase commitments (collectively, the “Financing Commitments”), after giving effect to the completion of the redemption of the Company’s Public Stockholders in accordance with the requirements of the Company’s organizational documents and the Prospectus, but prior to giving effect to the payment of any transaction expenses or other liabilities of the Company or the new Bermuda holding company to be formed and become the successor public company the Company in connection with the Business Combination under the BCA (“Pubco”) (the “Available Transaction Cash”), then the Company may, in its sole discretion by making such election in writing to Cantor (the “Share Notice”) within one (1) Business Day prior to the IGI Closing, pay a portion of the Deferred Underwriting Commission payable to Cantor under Section 1.3 of the Underwriting Agreement equal to the amount of such shortfall of Available Transaction Cash below $100,000,000 (up to a maximum amount equal to the full Deferred Underwriting Commission) by delivery of newly issued Pubco common shares in lieu of cash from the Trust Account (the “Deferred Commission Shares”), with each such Deferred Commission Share valued at $10.20 per share; provided, that the Company may in writing retract such election or reduce the amount of the Deferred Underwriting Commission paid in Deferred Commission Shares at any time prior to the Closing if the Company receives additional evidence that the Available Transaction Cash will be above $100,000,000 or the amount of the shortfall of Available Transaction Cash is less than previously anticipated (including because investors in the Financing Commitments provide their investment proceeds after the required dates in the Financing Commitments or otherwise because the Company arranges for new or replacement Financing Commitments).  For the avoidance of doubt, if Available Transaction Cash is equal to or greater than $100,000,000, the entire Deferred Underwriting Commission shall be paid to Cantor in cash.  For the avoidance of doubt, the Company agrees that in the event any backstop or similar commitments in the Financing Commitments are not fully drawn and the Available Transaction Cash is less than $100,000,000, the Company agrees to draw on any such backstop or similar commitments made to the Company in the Financing Commitments in an amount sufficient to pay the Deferred Underwriting Commission in cash, up to a maximum of the amounts committed in such backstop or similar commitments.  At or prior to the IGI Closing, the Company will cause Pubco to execute and deliver to Cantor a joinder in form and substance reasonably acceptable to Cantor to become subject to the terms of this Amendment effective upon and subject to the Closing.

2.            Registration Rights.

(a)          To the extent the Deferred Commission Shares are not included in the registration statement to be filed with the Commission in connection with the IGI Transaction, Pubco agrees that, within thirty (30) calendar days after the IGI Closing, Pubco will file with the Commission (at Pubco’s sole cost and expense) a registration statement registering the resale of the Deferred Commission Shares (the “Registration Statement”), and Pubco shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof.  Pubco agrees that it will cause such Registration Statement or another registration statement (which may be a “shelf” registration statement) to remain effective until the earlier of (i) two years from the issuance of the Deferred Commission Shares, (ii) the date on which Cantor ceases to hold the Deferred Commission Shares covered by such Registration Statement, or (iii) on the first date on which Cantor can sell all of the Deferred Commission Shares (or shares received in exchange therefor) under Rule 144 of the Act without limitation as to the manner of sale or the amount of such securities that may be sold. Cantor agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of the Deferred Commission Shares to Pubco (or its successor) upon request to assist Pubco in making the determination described above.  Pubco’s obligations to include the Deferred Commission Shares in the Registration Statement are contingent upon Cantor furnishing in writing to Pubco such information regarding Cantor, the securities of Pubco held by Cantor and the intended method of disposition of the Deferred Commission Shares as shall be reasonably requested by Pubco to effect the registration of the Deferred Commission Shares, and shall execute such documents in connection with such registration as Pubco may reasonably request that are customary of a selling stockholder in similar situations.

(b)         Pubco may delay filing or suspend the use of any such registration statement if it determines that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use could materially affect a bona fide business or financing transaction of Pubco or would require premature disclosure of information that could materially adversely affect Pubco (each such circumstance, a “Suspension Event”); provided, that Pubco shall use commercially reasonable efforts to make such registration statement available for the sale by Cantor of such securities as soon as practicable thereafter.  Upon receipt of any written notice from Pubco of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Cantor agrees that it will (i) immediately discontinue offers and sales of the Deferred Commission Shares under the Registration Statement until Cantor receives (A) (x) copies of a supplemental or amended prospectus that corrects the misstatement(s) or omission(s) referred to above and (y) notice that any post-effective amendment has become effective or (B) notice from the Company that it may resume such offers and sales, and (ii) maintain the confidentiality of any information included in such written notice delivered by Pubco unless otherwise required by applicable law.  If so directed by Pubco, Cantor will deliver to the Company or destroy all copies of the prospectus covering the Deferred Commission Shares in Cantor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Deferred Commission Shares shall not apply to (i) the extent Cantor is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (ii) copies stored electronically on archival servers as a result of automatic data back-up.

(c)         Pubco agrees to indemnify and hold harmless Cantor, Cantor’s officers, employees, affiliates, directors, partners, members, attorneys and agents, and each Person, if any, who controls Cantor (within the meaning of Section 15 of the Act or Section 20 of the Exchange Act) (each, a “Cantor Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement of a material fact contained in any registration statement under which the sale of the Deferred Commission Shares was registered under the Act, any preliminary prospectus, final prospectus or summary prospectus contained in such registration statement, or any amendment or supplement to such registration statement or prospectus, or any related free writing prospectus, or arising out of or based upon any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Pubco of the Act or any rule or regulation promulgated thereunder applicable to Pubco and relating to action or inaction required of Pubco in connection with any such registration (provided, however, that the indemnity agreement contained in this Section 2(c) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of Pubco, such consent not to be unreasonably withheld, delayed or conditioned); and Pubco shall promptly reimburse the Cantor Indemnified Party for any legal and any other expenses reasonably incurred by such Cantor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that Pubco will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such registration statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, or any related free writing prospectus, in reliance upon and in conformity with information furnished to Pubco, in writing, by Cantor expressly for use therein.

(d)         Cantor will, in the event that any registration is being effected under the Act pursuant to this Amendment of any Deferred Commission Shares, indemnify and hold harmless Pubco, each of its directors and officers and each underwriter (if any), and each other selling holder and each other person or entity, if any, who controls another selling holder or such underwriter within the meaning of the Act (each, a “Pubco Indemnified Party” and, any Pubco Indemnified Party or Cantor Indemnified Party, an “Indemnified Party”), against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement of a material fact contained in any registration statement under which the sale of such Deferred Commission Shares was registered under the Act, any preliminary prospectus, final prospectus or summary prospectus contained in such registration statement, or any amendment or supplement to such registration statement, or any related free writing prospectus, or arise out of or are based upon any omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to Pubco by Cantor expressly for use therein (provided, however, that the indemnity agreement contained in this Section 2(d) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of Cantor, such consent not to be unreasonably withheld, delayed or conditioned), and shall reimburse Pubco, its directors and officers, each underwriter and each other selling holder or controlling person or entity for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Cantor’s indemnification obligations hereunder shall be limited to the amount of any net proceeds actually received by Cantor from the resale of such Deferred Commission Shares.

(e)          If the indemnification provided for in the foregoing Sections 2(c) and 2(d) is unavailable to any Indemnified Party or insufficient in respect of any loss, claim, damage, liability or action referred to herein, then the indemnifying party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the indemnifying party in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations.  The relative fault of any Indemnified Party and the indemnifying party shall be determined by reference to, among other things, whether the untrue statement of a material fact or the omission to state a material fact relates to information supplied by such Indemnified Party or the indemnifying party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2(e) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to herein.  The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim.  Notwithstanding the foregoing, the amount each Cantor Indemnified Party will be obligated to contribute pursuant to this paragraph will be limited to an amount equal to the net proceeds received by such Cantor Indemnified Party in respect of the Deferred Commission Shares sold pursuant to the Registration Statement which gives rise to such obligation to contribute. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

3.           Publicly Traded Common Shares.  The Company acknowledges that Cantor may elect to acquire from third parties, subject to compliance with applicable laws, prior to the IGI Closing, and hold, of record or through the facilities of The Depository Trust company, a number of shares of Common Stock of the Company (together with any replacement shares of Pubco issued in exchange therefor in the IGI Transaction, “Open Market Shares”), which purchases will contribute to the Available Transaction Cash at a value per share equal to the price per share that would be paid to Public Stockholders that redeem their shares of Common Stock in connection with the IGI Transaction (“Open Market Share Value”).  For the avoidance of doubt, in the event Cantor purchases any Open Market Shares, the portion of the Deferred Underwriting Commission represented by the Open Market Share Value shall continue to be paid to Cantor in cash in accordance with the terms of the Underwriting Agreement, notwithstanding anything in this Amendment to the contrary.

4.            Closing for Deferred Commission Shares.

(a)         The closing of the issuance of the Deferred Commission Shares (the “Closing”, and the date that the Closing actually occurs, the “Closing Date”) is contingent upon the substantially concurrent consummation of the IGI Transaction.  On the Closing Date, (i) promptly after the Closing, Pubco shall deliver (or cause the delivery of) the Deferred Commission Shares in book-entry form with restrictive legends to Cantor or to a custodian designated by Cantor, and (ii) pay the remaining Deferred Underwriting Commission (if any) by wire transfer to an account of Cantor provided by Cantor to the Company at least one (1) Business Day prior to the Closing, which issuance and the payment of the Deferred Underwriting Commission (if any) shall be deemed to be in full satisfaction of the Deferred Underwriting Commission payable to Cantor pursuant to the Underwriting Agreement, as amended hereby.

(b)          The Closing is also subject to the satisfaction or valid waiver by each party of the conditions that, on the Closing Date:

(i)          no suspension of the qualification of the Deferred Commission Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred (other than any such suspension with respect to the Deferred Commission Shares in connection with the IGI Closing since, as part of the IGI Transaction, securities of Pubco are expected to be admitted to trading);

(ii)        no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the issuance of the Deferred Commission Shares illegal or otherwise restraining or prohibiting consummation thereof, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition; and

(iii)         all material conditions precedent to the IGI Closing set forth in the BCA shall have been satisfied or waived (other than those conditions which, by their nature, are to be satisfied at the IGI Closing).

(c)          The obligations of Cantor to consummate the Closing are also subject to the satisfaction or valid waiver by Cantor of the additional conditions that, on the Closing Date:

(i)           all representations and warranties of the Company contained in this Amendment shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true in all respects) as of such date), and consummation of the Closing, shall constitute a reaffirmation by the Company of each of the representations, warranties and agreements of the Company contained in this Amendment as of the Closing Date; and

(ii)          the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Amendment to be performed, satisfied or complied with by it at or prior to Closing.

(d)          At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the transactions contemplated by this Amendment.

5.            Company Representations and Covenants.  The Company represents, warrants and covenants to Cantor that:

(a)          Subject to obtaining all required approvals necessary in connection with the performance of the BCA (including, without limitation, the approval of the Company's stockholders) (together, the “Required Approvals”), the Company has (and upon its execution of a joinder hereto, Pubco will have) all requisite corporate power and authority to deliver and perform its obligations under this Amendment.

(b)         Subject to obtaining the Required Approvals, upon Pubco’s execution of a joinder hereto, the Deferred Commission Shares have been duly authorized and, when issued and delivered to Cantor against full payment therefor (if applicable) in accordance with the terms of this Amendment, the Deferred Commission Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under Pubco’s organizational documents or under the laws of Bermuda.

(c)          Subject to obtaining the Required Approvals, this Amendment has been duly authorized, executed and delivered by the Company and, upon its execution of a joinder hereto, Pubco, and assuming that Amendment constitutes the valid and binding agreement of Cantor, is the valid and binding obligations of the Company, and upon its execution of a joinder hereto, Pubco enforceable against it in accordance with its terms, except as may be limited or otherwise affected by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(d)          Subject to obtaining the Required Approvals, the issuance of the Deferred Commission Shares, the compliance by the Company with all of the provisions of this Amendment and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or Pubco or any of their respective subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company or Pubco or any of their respective subsidiaries is a party or bound, which would have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Company and Pubco and their respective subsidiaries, taken as a whole (after giving effect to the IGI Transaction) (a “Material Adverse Effect”) or materially affect the validity of the Deferred Commission Shares or the legal authority of the Company or Pubco to comply in all material respects with the terms of this Amendment; result in any material violation of the provisions of the organizational documents of the Company or Pubco; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or Pubco or any of their respective properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Deferred Commission Shares or the legal authority of the Company to comply in all material respects with this Amendment.

(e)          The Company will use commercially reasonable efforts to effect and maintain the listing of the Deferred Commission Shares on the Nasdaq Capital Market.

6.            Cantor Representations and Warranties.  Cantor represents and warrants to the Company and Pubco that:

(a)         At the time Cantor was offered the Deferred Commission Shares, it was, and as of the date hereof, Cantor is (i) an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Act, and (ii) is acquiring the Deferred Commission Shares only for its own account and (iii) not for the account of others, and not on behalf of any other account or person or entity or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Act.

(b)          Cantor understands that the Deferred Commission Shares are being offered in a transaction not involving any public offering within the meaning of the Act and that the Deferred Commission Shares delivered at the Closing have not been registered under the Act.

(c)          Cantor acknowledges that there have been no representations, warranties, covenants and agreements made to Cantor by the Company or Pubco, or any of their respective officers or directors, expressly (other than those representations, warranties, covenants and agreements included in this Amendment) or by implication.  In making its decision to acquire the Deferred Commission Shares, Cantor has relied solely upon independent investigation made by Cantor and the representations and warranties of the Company set forth herein.

(d)          Cantor acknowledges its obligations under applicable securities laws with respect to the treatment of non-public information relating to the Company and Pubco.

7.           Miscellaneous.  Except as expressly provided in this Amendment, all of the terms and provisions in the Underwriting Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein.  This Amendment does not constitute, directly or by implication, an amendment, modification or waiver of any provision of the Underwriting Agreement, or any other right, remedy, power or privilege of any party to the Underwriting Agreement, except as expressly set forth herein.  Any reference to the Underwriting Agreement in the Underwriting Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Underwriting Agreement, as amended or modified by this Amendment (or as the Underwriting Agreement may be further amended or modified after the date hereof in accordance with the terms thereof).  The Underwriting Agreement, as amended and modified by this Amendment, together with the other agreements and documents delivered pursuant to or in connection with the Underwriting Agreement, constitutes the entire agreement between the parties with respect to the subject matter of the Underwriting Agreement, as amended by this Amendment, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter.  The provisions of Section 10 of the Underwriting Agreement (other than Section 10.4 and 10.11) are hereby incorporated herein by reference and apply to this Amendment as if all references to the “Agreement” contained therein were instead references to this Amendment.  The terms of this Amendment shall be interpreted, enforced, governed by and construed in a manner consistent with the provisions of the Underwriting Agreement.

8.            Amendment Termination. This Amendment (but not the Underwriting Agreement) shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of:  (a) such date and time as the BCA is terminated in accordance with its terms; (b) the mutual written agreement of each of the parties hereto to terminate this Amendment or the Underwriting Agreement; or (c) written notice by either party to the other party to terminate this Amendment if the transactions contemplated by this Amendment are not consummated on or prior to the later of (i) March 20, 2020 and (ii) if the Company extends the date by which it is required to consummate its Business Combination, then such later date, but in any event no later than June 20, 2020; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach.  The Company shall notify Cantor of the termination of the BCA promptly after the termination of such agreement.

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Please acknowledge your acceptance of and agreement to the foregoing by signing and returning to the undersigned as soon as possible a counterpart of this Amendment.

Sincerely,

Tiberius Acquisition Corp.

By:	/s/ Michael Gray
Name: Michael Gray
Title: Chairman and CEO

Accepted and agreed to by the undersigned effective as of the date first set forth above:

Cantor Fitzgerald & Co.

By:	/s/ Mark Kaplan
Name:	Mark Kaplan
Title:	COO

{Signature Page to Amendment to Underwriting Agreement}